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                                                                    EXHIBIT 99.2




                    RYMER FOODS INC. ANNOUNCES RESTRUCTURING
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October 10, 1995                                           FOR IMMEDIATE RELEASE
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Chicago, IL - Rymer Foods Inc. (NYSE: RYR) announced today that it has begun a comprehensive reorganization plan of its operations and personnel to return to profitability.

To effect the reorganization, the Company announced the promotion of long-term employees Edward M. Hebert, to Senior Vice President, Chief Financial Officer and Treasurer, Jose Muguerza, to Vice President of Operations and Technical Services, Thomas A. Bauman, to Senior Vice President of Sales, Marketing & Customer Service, and Mark A. Lazare, to Vice President of Purchasing and Logistics.

The Company also accepted the resignation of Jeffrey Rymer, formerly President and Chief Operating Officer, Ludwig A. Streck, formerly Senior Vice President and Chief Financial Officer, and John Blyther, formerly Vice President of Operations.

As part of the reorganization, Rymer announced an approximate 20 percent reduction of its work force. The Company expects to realize wage and salary expense savings of approximately $3.1 million in the coming fiscal year. The Company also stated that it intends to reduce other operating costs and streamline its production process. Furthermore, the Company announced plans to attempt to reduce its long term debt with cash flow from operations and through reductions of both its meat and non-meat inventory. Collectively, these actions are expected to reduce annual expenses approximately $4.0 million.

The Company also stated it expects to take a one-time restructuring charge of approximately $1.0 million, in the aggregate, for severance payments and writedowns of inventory and other assets.

Rymer Foods is a leading supplier of portion-controlled meat and seafood products to foodservice and retail markets.



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